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                            Fogelman Mortgage L.P. I

                                                                       July 1998

To Our Limited Partners:

   As you know, the Limited Partners of Fogelman Mortgage L.P. I (the 'Partnership') previously approved the payoff of the two outstanding mortgage loans payable to the Partnership, pursuant to the Consent Solicitation Statement dated April 23, 1998.

   The General Partner distributed substantially all of the Partnership's assets to the Limited Partners in June 1998 in the amount of $880 per Unit, primarily consisting of net proceeds from the payoff of the Partnership's mortgages. On July 30, 1998, the Partnership made a final liquidating distribution to the Limited Partners of $12.86 per Unit representing the remaining cash of the Partnership, after payment of its remaining liabilities. With this final liquidating distribution, the Partnership has made cash distributions to Unitholders in excess of $1,500 per Unit since its inception or approximately 150% of the original capital contribution. The table below shows the disposition of the Partnership's net assets from March 31, 1998 to July 30, 1998.

Net Assets - March 31, 1998                            $ 25,976,126
  Income from payoff of mortgage loans                   22,876,155
  Changes in estimated liquidation
     values of assets and liabilities                       219,245
  Cash distributions to Limited Partners
     and General Partner:
     Quarterly distribution from
     operations                                            (666,296)
     Initial liquidating distribution                   (47,696,000)
     Final liquidating distribution                        (709,230)
                                                       ------------
Net Assets - July 30, 1998                             $       -0 -
                                                       ------------
                                                       ------------

   As the distribution of these amounts to the Limited Partners and General Partner represented the final step in the liquidation process, the General Partner terminated the Partnership effective July 30, 1998. In early 1999, the General Partner will prepare and file the final tax returns and distribute the final tax information on Schedule K-1 for the Limited Partners. Should you have any questions concerning the liquidation of the Partnership, please feel free to contact your Financial Advisor or call the Prudential Securities Client Services Department at 1-800-535-2077.

                                   /s/ Brian J. Martin
                                  ______________________________________
                                  President
                                  Prudential-Bache Properties, Inc.
                                  General Partner

     One Seaport Plaza, 28th Floor, New York, NY 10292 Tel: (212) 214-3500